Exhibit 10.3

                      FLEETWOOD ENTERPRISES, INC.
             l992 NONEMPLOYEE DIRECTOR STOCK OPTION PLAN
                      STOCK OPTION AGREEMENT


     This Stock Option Grant (the "Agreement") is made effective as of__________________, ______ by and between FLEETWOOD ENTERPRISES, INC. (the "Company") and "First_Name" "MIDDLE_NAME" "Last_Name" (Optionee"), pursuant to that certain l992 Nonemployee Director Stock Option Plan (the "Plan") which became effective on June 9, l992.

     1. Stock Options Granted. Subject to the limitations set forth herein and in the Plan, Director may purchase all or any part of an aggregate of "Shares_Granted" shares of Common Stock of the Company (the "Shares") at an exercise price of $______per share, payable in cash or in Common Stock of the Company as set forth in the Plan. Such Options are intended to be _ Incentive Stock Options or /_/ Nonqualified Stock Options as defined in the Plan.

     2. Exercise Features. Stock Options granted by this Agreement shall, as provided in more detail in the Plan, be exercisable as follows:

       A.  Options are exercisable as of the date of this agreement.

       B. Once exercisable (including the application of any grace period), Options shall expire if not earlier exercised upon the earlier to occur of (i) three years following termination of Optionee's status as a Nonemployee Director of the Company, or (ii) ten years after the date of grant of such Option.

     3. General. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, shall be binding upon the successors and assigns of the parties hereto and shall be subject to all of the terms and provisions of the Plan, a copy of which has been delivered to Director.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto on the date first above written.


OPTIONEE:
FLEETWOOD ENTERPRISES, INC.


____________________________          By:____________________________
       (Signature)                          Edward B. Caudill,
                                            President

"FIRST_NAME" "MIDDLE_NAME" "LAST_NAME"

SS# "SSN"



Effective Date:  September 11, 2002